Exhibit 99.1

CORRECTING and REPLACING CYS Investments, Inc. Announces First Quarter 2014 Financial Results
NEW YORK--(BUSINESS WIRE)--Apr. 21, 2014-- Twelfth paragraph, starting at the second line should read: As of March 31, 2014, the Company had entered into interest rate swap contracts with an aggregate notional amount of $5.8 billion, a weighted average fixed rate of 1.09%, and a weighted average expiration of 3.5 years. The receive rate on the Company's interest rate swaps is three month LIBOR. At March 31, 2014, the Company had entered into interest rate cap contracts with a notional amount of $3.9 billion, a weighted average cap rate of 1.40%, and a weighted average expiration of 5.1 years.
The corrected release reads:

CYS Investments, Inc. Announces First Quarter 2014 Financial Results

For Immediate Release
NEW YORK, NY – April 21, 2014 – CYS Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended March 31, 2014.

First Quarter 2014 Summary Results

•	March 31, 2014 book value per common share of $9.68 after declaring a $0.32 dividend per common share on March 10, 2014.

•	March 31, 2014 leverage ratio of 6.32 to 1.

•	GAAP net income available to common shares of $125.5 million, or $0.78 per diluted common share.

•	Core Earnings plus Drop Income of $56.7 million, or $0.35 per diluted common share ($0.28 Core Earnings and $0.07 Drop Income).

•	Operating expenses of 1.25% of average stockholders' equity.

•	Interest rate spread net of hedge including Drop Income of 1.89%.

•	Weighted average amortized cost of Agency RMBS and U.S. Treasury Securities of $102.53.

•	Constant Prepayment Rate of 5.6% for the quarter.

Market Commentary
Much of the interest rate volatility in the latter part of 2013 reversed in the first quarter of 2014. As the calendar turned, the year end selling pressures in many markets waned, and the markets quickly repriced to consensus levels without perennial year-end distortions. Agency RMBS rallied through the first quarter of 2014, and the 10 year U.S. Treasury seemed to find a stable equilibrium of approximately 2.75%, or 250 basis points above the Federal Funds Target Rate ("Fed Funds"). This yield curve steepness is consistent with the past 40 years of history: when the market senses a tightening by the U.S. Federal Reserve (the "Fed") on the horizon, the 10 year Treasury often finds equilibrium at 250 to 300 basis points above Fed Funds. The recovery in the bond market helped our book value per common share rise over the quarter and also provided us an opportunity to adjust the risk profile of our assets. We reduced the interest rate risk of our assets by reducing leverage and reducing our holdings of 30 year fixed rate Agency RMBS. With the Fed continuing to taper their asset purchases, we anticipate Agency RMBS will cheapen later in the year and have prepared the Company’s balance sheet to take advantage of this scenario. Despite the lower leverage, we continue to expect our portfolio to generate attractive earnings, and we expect to see an opportunity later in the year to deploy more of our capital at higher yields.

Should our market volatility hypotheses materialize, we would expect to see a more favorable investing environment as the year advances. At the same time, however, we remain alert and prepared for continued interest rate environment and book value per common share volatility.
Leverage & Liquidity
The Company reduced its leverage during the first quarter to minimize the potential adverse impacts of expected volatility in interest rates, ending the first quarter of 2014 with a leverage ratio of 6.32 to 1, compared to 6.97 to 1 at December 31, 2013.
At March 31, 2014, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash and cash equivalents, was approximately $1.4 billion, or 75.3% of stockholders' equity, compared to $1.1 billion, or 63.1% of stockholders' equity at December 31, 2013.

Portfolio
During the first quarter of 2014, the Company reduced its Agency RMBS portfolio from $13.9 billion at December 31, 2013 to $11.8 billion at March 31, 2014 and added $1.5 billion of U.S. Treasuries. The Company made this tactical adjustment in order to reduce its duration gap, improve its liquidity and be in better position to take advantage of a possible cheapening of the Agency RMBS market, as the Fed continues to taper its asset purchase activities. The following table details the Company's Agency RMBS and U.S. Treasury portfolio ("Debt Securities") at December 31, 2013 and March 31, 2014.

	March 31, 2014		December 31, 2013
	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15 Year Fixed Rate	$6.4	48%	$6.5	47%
20 Year Fixed Rate	0.1	1%	0.1	1%
30 Year Fixed Rate	3.3	24%	5.2	37%
Hybrid ARMs	2.0	15%	2.1	15%
U.S. Treasury Securities	1.5	12%	—	—%
Total	$13.3	100%	$13.9	100%
The Company’s March 31, 2014 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15 Year Fixed Rate	$6,227,169	$6,432,461	$102.58	$103.30	2.31%	3.13%	5.6%
20 Year Fixed Rate	81,294	87,371	103.04	107.48	1.94%	4.50%	11.5%
30 Year Fixed Rate	3,149,975	3,263,950	103.24	103.62	3.32%	3.96%	4.1%
Hybrid ARMs (3)	1,946,543	1,986,641	103.55	102.06	1.98%	2.56%	9.5%
U.S. Treasury Securities	1,550,000	1,537,312	99.61	99.18	1.68%	1.50%	NA
Total	$12,954,981	$13,307,735	$102.53	$102.72	2.43%	3.06%	6.1%
__________
(1) This is a forward yield and is calculated based on the cost basis of the security at March 31, 2014.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate for those bonds held at March 31, 2014. Securities with no prepayment history are excluded from this calculation.
(3) The weighted average months to reset of our Hybrid ARM portfolio was 63.2 at March 31, 2014. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.

First Quarter 2014 Results
The Company had net income available to common shares of $125.5 million during the first quarter of 2014, or $0.78 per diluted common share, compared to net loss of $97.1 million, or $0.59 per diluted common share, in the fourth quarter of 2013. During the first quarter of 2014, the Company had Core Earnings plus Drop Income of $56.7 million, or $0.35 per diluted common share (Core Earnings of $45.1 million, or $0.28 per diluted common share, and Drop Income of $11.6 million, or $0.07 per diluted common share), compared to $62.3 million, or $0.38 per diluted common share (Core Earnings of $49.5 million, or $0.31 per diluted common share, and Drop Income of $12.8 million, or $0.07 per diluted common share), in the fourth quarter of 2013.

The Company’s interest rate spread net of hedge including Drop Income was 1.89% for the first quarter of 2014, unchanged from the fourth quarter of 2013.

The Company had a net realized and unrealized gain from investments of $105.9 million, which included $16.7 million of net realized gain for the first quarter of 2014, compared to a net realized and unrealized loss from investments of $190.3 million, which included $22.7 million of net realized loss, for the fourth quarter of 2013.

The Company’s book value per common share on March 31, 2014 was $9.68, after declaring a $0.32 dividend per common share on March 10, 2014, compared to $9.24 at December 31, 2013.

The Company’s operating expenses were $5.8 million, or 1.25% of average stockholders' equity, for the first quarter of 2014, compared to $4.2 million, or 0.89% of average stockholders' equity, for the fourth quarter of 2013. During the fourth quarter of 2013 the Company had lower operating expenses, primarily due to an adjustment to the incentive compensation accrual as the Company finalized its 2013 incentive compensation determinations/awards.

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	March 31, 2014	December 31, 2013
Average settled Debt Securities (1)	$12,472,238	$13,024,294
Average total Debt Securities (2)	$13,454,972	$14,293,267
Average repurchase agreements (3)	$10,867,627	$11,384,159
Average Debt Securities liabilities (4)	$11,850,361	$12,653,132
Average stockholders' equity (5)	$1,861,121	$1,896,360
Average common shares outstanding (6)	161,831	163,850
Leverage ratio (at period end) (7)	6.32:1	6.97:1

Key Performance Metrics*
Average yield on settled Debt Securities (8)	2.71%	2.82%
Average yield on total Debt Securities including Drop Income (9)	2.85%	2.93%
Average cost of funds and hedge (10)	1.04%	1.15%
Adjusted average cost of funds and hedge (11)	0.96%	1.04%
Interest rate spread net of hedge (12)	1.67%	1.67%
Interest rate spread net of hedge including Drop Income (13)	1.89%	1.89%
Operating expense ratio (14)	1.25%	0.89%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)	The average repurchase agreements are calculated by averaging the month end repurchase agreements balance during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements balance plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)	The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balance plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities.

(10)	The average cost of funds and hedge for the period is calculated by dividing interest expense by average repurchase agreements.

(11)	The adjusted average cost of funds and hedge for the period is calculated by dividing interest expense by average Debt Securities liabilities.

(12)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(13)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(14)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

*	All percentages are annualized.

Financing
At March 31, 2014, the Company had financed its portfolio with approximately $10.0 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.31% and a weighted average maturity of approximately 43.4 days. In addition, the Company had payable for securities purchased net of receivable for securities sold of $1.6 billion. This compared to $11.2 billion of borrowings under repurchase agreement with a weighted average interest rate of 0.41% and a weighted average maturity of approximately 39.9 days and $1.1 billion of payable for securities purchased net of receivable for securities sold at December 31, 2013. During the first quarter of 2014, the Company did not experience material changes in the availability of repurchase agreement borrowings or to haircuts on the Agency RMBS and U.S. Treasury Securities that the Company uses as collateral for such borrowings. The Company has taken steps to minimize its counterparty risk by establishing relationships across the globe, and diversifying borrowings across those counterparties. For example, at March 31, 2014, the Company did not have repurchase agreements outstanding with any one counterparty greater than 7% of the total outstanding borrowings. Below is a summary by region, of outstanding borrowings under repurchase agreements at March 31, 2014 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	13	$4,835,974	48.3%
Europe	8	3,070,489	30.7%
Asia	5	2,107,585	21.0%
Total	26	$10,014,048	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financing of its Agency RMBS and U.S. Treasury Securities portfolio. As of March 31, 2014, the Company had entered into interest rate swap contracts with an aggregate notional amount of $5.8 billion, a weighted average fixed rate of 1.09%, and a weighted average expiration of 3.5 years. The receive rate on the Company's interest rate swaps is three month LIBOR. At March 31, 2014, the Company had entered into interest rate cap contracts with a notional amount of $3.9 billion, a weighted average cap rate of 1.40%, and a weighted average expiration of 5.1 years. The Company's interest rate swap and cap contracts outstanding at March 31, 2014 are described below (dollars in thousands):

Interest Rate Swaps	Weighted Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2016	1.71%	$550,000	$(12,320)
2017	0.94%	3,250,000	27,981
2018	1.16%	2,000,000	23,842
Total	1.09%	$5,800,000	$39,503

Interest Rate Caps	Weighted Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2015	1.40%	$500,000	$165
2019	1.56%	1,700,000	80,144
2020	1.25%	1,700,000	123,943
Total	1.40%	$3,900,000	$204,252

Drop Income
Drop Income is a component of our net realized and unrealized gain (loss) on investments on our consolidated statements of operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same security on trade date. This difference is also the economic equivalent of the assumed net interest margin (yield minus financing costs) of the bond from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions.
The Company had Drop Income of $11.6 million, or $0.07 per diluted common share during the first quarter of 2014, compared to $12.8 million, or $0.07 per diluted common share, in the fourth quarter of 2013.

Prepayments
The portfolio recorded $279.8 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 5.6% and net amortization of premium of $10.3 million for the first quarter of 2014. This compared to $304.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 5.7% and net amortization of premium of $11.3 million for the fourth quarter of 2013.

The CPR of the Company’s Agency RMBS portfolio was approximately 7.6% for the month of April 2014.

Dividend
The Company declared a common dividend of $0.32 per share for the first quarter of 2014, unchanged from the fourth quarter of 2013. Using the closing share price of $8.26 on March 31, 2014, the first quarter dividend equates to an annualized dividend yield of 15.5%.

Share Repurchase Program
In November 2012, the Company's board of directors authorized the repurchase of shares of common stock having an aggregate value of up to $250 million. During the first quarter of 2014, the Company did not repurchase any shares. This compared to repurchases of 5.2 million shares with a weighted average purchase price of $8.28 per share, or approximately $43.3 million in the aggregate for the fourth quarter of 2013. These purchases were accretive to the Company's stockholders' equity at the time the shares were repurchased.

Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Tuesday, April 22, 2014, to discuss its financial results for the quarter ended March 31, 2014. To participate in the call by telephone, please dial 800.708.4539 at least 10 minutes prior to the start time and reference the conference passcode 37084642. International callers should dial 847.619.6396 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Tuesday, April 22, 2014, at approximately 12:00 PM Eastern Time. To access this replay, please dial 888.843.7419 and enter the conference ID number 37084642#. International callers should dial 630.652.3042 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.

Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements Disclaimer
This Current Report on Form 8-K contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices of Agency RMBS, earnings, deployment of capital, yields, investment environment, book value per common share, forward settling transactions, forward yield, and the effect of actions of the U.S. government, including the Fed, on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	March 31, 2014	December 31, 2013*
Assets:
Investments in securities, at fair value (including pledged assets of $10,484,331 and $11,835,975, respectively)	$13,314,680	$13,865,793
Derivative assets, at fair value	261,522	295,707
Cash and cash equivalents	13,396	4,992
Receivable for securities sold and principal repayments	3,582	429,233
Interest receivable	33,984	36,731
Other assets	334	608
Total assets	13,627,498	14,633,064
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	10,014,048	11,206,950
Derivative liabilities, at fair value	17,767	29,458
Payable for securities purchased	1,641,598	1,556,821
Payable for cash received as collateral	37,956	37,938
Distribution payable	56,258	4,410
Accrued interest payable (including accrued interest on repurchase agreements of $3,079 and $7,204, respectively)	14,982	24,613
Accrued expenses and other liabilities	1,616	4,218
Total liabilities	11,784,225	12,864,408
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 and 3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 and 8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (162,024 and 161,650 shares issued and outstanding, respectively)	1,620	1,616
Additional paid in capital	2,047,508	2,046,530
Accumulated deficit	(471,755)	(545,390)
Total stockholders' equity	$1,843,273	$1,768,656
Total liabilities and stockholders' equity	$13,627,498	$14,633,064
Book value per common share	$9.68	$9.24
________
* Derived from audited financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	March 31, 2014	December 31, 2013
Interest income:
Interest income from Agency RMBS	$80,186	$91,739
Other interest income	4,181	4
Total interest income	84,367	91,743
Interest expense	28,346	32,814
Net interest income	56,021	58,929
Other income (loss):
Net realized gain (loss) on investments	16,670	(22,650)
Net unrealized gain (loss) on investments	89,234	(167,671)
Net realized gain (loss) on termination of swap and cap contracts	(9,323)	(10,891)
Net unrealized gain (loss) on swap and cap contracts	(16,240)	54,633
Other income	119	—
Total other income (loss)	80,460	(146,579)
Expenses:
Compensation and benefits	3,629	2,401
General, administrative and other	2,165	1,813
Total expenses	5,794	4,214
Net income (loss)	$130,687	$(91,864)
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common shares	$125,484	$(97,067)
Net income (loss) per common share basic & diluted	$0.78	$(0.59)

Core Earnings:
Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swap and cap contracts and net unrealized gain (loss) on swap and cap contracts. Management uses Core Earnings to evaluate the effective yield of the portfolio. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.
The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and swap and cap contracts. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	March 31, 2014	December 31, 2013
NET INCOME (LOSS) AVAILABLE TO COMMON SHARES	$125,484	$(97,067)
Net realized (gain) loss on investments	(16,670)	22,650
Net unrealized (gain) loss on investments	(89,234)	167,671
Net realized (gain) loss on termination of swap and cap contracts	9,323	10,891
Net unrealized (gain) loss on swap and cap contracts	16,240	(54,633)
Core Earnings	$45,143	$49,512